Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-91684 and 333-155647 of WVS Financial Corp. on Form S-8 of our report dated September 12, 2011, relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of WVS Financial Corp. for the year ended June 30, 2011.

/s/ S.R. Snodgrass, A.C.

Wexford, Pennsylvania
September 12, 2011